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                                                                    Exhibit 99.1


                        NEWS RELEASE   [DART GROUP LOGO]




FOR IMMEDIATE RELEASE


Contact:  Marina Ein
          (202) 223-2922



                             DART GROUP CORPORATION

             ANNOUNCES BUY/SELL OFFERS FOR SHOPPERS FOOD WAREHOUSE




Landover, Maryland, December 16, 1996 . . . Dart Group Corporation (NASDAQ:
DARTA), announced today that it has delivered to Kenneth M. Herman an offer to sell Dart's 50% equity interest in Shoppers Food Warehouse Corp. or to purchase the 50% equity interest in Shoppers owned by Herman and his family. In either case the price offered is $210 million in cash.

Under a stockholders' agreement, as amended, between Dart and Herman, Herman must accept either Dart's offer to sell or offer to purchase within 60 days, and the transaction is to close 60 days after acceptance.

Shoppers Food Warehouse Corp. is a regional supermarket chain with 34 stores operating in the greater Washington, D.C. metropolitan area. For its fiscal year ending June 29, 1996, Shoppers reported total sales of $836 million and net income of $18.9 million.

For responses to questions concerning the foregoing, please communicate with L.G. Schafran, Chairman of the Executive Committee, Dart Group Corporation or Mark Flint, Chief Financial Officer of Dart Group Corporation (301.731.1502).